                                                                     Exhibit 11

                             The Allstate Corporation and Subsidiaries
                             Computation of Earnings Per Common Share


(In millions, except for per share data)                                  Twelve Months Ended December 31,
                                                                         ---------------------------------

                                                                           1999       1998        1997
                                                                         -------    --------    ---------
Net Income                                                                $2,720      $3,294       $3,105
                                                                         =======    ========    =========
Basic earnings per common share computation:

        Weighted average number of common shares (1)                       800.2       832.2        867.9
                                                                         =======    ========    =========

        Net income per share - basic                                       $3.40       $3.96        $3.58
                                                                         =======    ========    =========

Diluted earnings per common share computation:

        Weighted average number of common shares (1)                       800.2       832.2        867.9
        Assumed exercise of dilutive stock options                           3.0         4.4          4.9
        Shares issuable under FELINE PRIDES (2)                               .6           -            -
                                                                         -------    --------    ---------
           Adjusted weighted number of common shares outstanding           803.8       836.6        872.8
                                                                         =======    ========    =========

        Net income per share - diluted                                     $3.38       $3.94        $3.56
                                                                         =======    ========    =========


(1) Common shares held as treasury shares were 113 million, 82 million and 50 million, at December 31, 1999, 1998 and 1997, respectively.
(2)  See Note 10 "Capital Structure" of the 2000 Proxy Statement.


                                      E-48